CERTIFICATE OF DESIGNATION OF
12% SERIES B PREFERRED STOCK OF
MGT CAPITAL INVESTMENTS, INC.

MGT Capital Investments, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

That, pursuant to authority vested in the Board of Directors of the Company by its Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company has adopted the following resolution providing for the issuance of a series of Preferred Stock:

RESOLVED, that pursuant to the authority expressly granted in the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company, a series of Preferred Stock, par value $0.001 per share, of the Company be, and it hereby is, created, and that the designation and amount thereof and the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. Designation and Number of Shares. There shall hereby be created and established by this Certificate of Designation (this “Certificate of Designation”) a series of preferred stock of the Company designated as “12% Series B Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be 10,000 shares. Each Preferred Share shall have $0.001 par value.

2. Ranking. With respect to the payment of dividends and distribution of amounts of the Company’s net assets upon a dissolution, liquidation or winding up of the Company, the Series B Preferred ranks senior to the Common Stock and any other class or series of the Company’s stock over which the Series B Preferred has preference or priority in the payment of dividends or in the distribution of assets on liquidation, as the case may be, to which is referred to herein as “Junior Stock”, equally with any other class or series of Company stock that ranks on a par with the Series B Preferred in the payment of dividends or in the distribution of assets on liquidation, as the case may be, which is referred to herein as “Parity Stock,” and junior, in all matters expressly provided, to any class or series of Preferred Stock specifically ranking by its terms senior to the Series B Preferred in the payment of dividends or in the distribution of assets on liquidation, as the case may be, which is referred to herein as “Senior Stock”.

3. Dividends. From and after the date of issuance of any Preferred Shares (the “Initial Issuance Date”), each holder of a Preferred Share (each, a “Holder” and, collectively, the “Holders”) shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available for such purpose, dividends (“Dividends”) in cash at the rate of 12% of the Stated Value per annum on each of the Preferred Share, paid quarterly in arrears. Such dividends shall be cumulative and shall accrue without interest from the date of issuance of the respective share of Preferred Shares.

4. Voting Rights. Except as otherwise expressly required by law, each Holder shall be entitled to vote on all matters submitted to stockholders of the Company and shall be entitled to 55,000 votes for each Preferred Share owned at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the Holders shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

5. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, following any required payments to holders of any shares of Senior Stock, the Holder shall be entitled to receive, for each Preferred Share, the Stated Value in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, which payment shall be made equally with any payments to be made to holders of any shares of Parity Stock, before any amount shall be paid to the holders of any of shares of Junior Stock.

6. Optional Redemption by Company. At any time after the Initial Issuance Date, the Company may offer to buy, and the Holder shall be required to sell, any Preferred Shares at the Stated Value, plus any accrued but unpaid dividends.

7. Optional Redemption by Holder. At any time after the one year anniversary of the Initial Issuance Date, the Holder may offer to sell, and the Company shall be required to buy, any Preferred Shares at one-half of the Stated Value, plus any accrued but unpaid dividends.

8. Conversion. The Preferred Shares are not convertible in to shares of Common Stock.

9. Non-transferable. Neither the Preferred Shares nor an rights, powers, preferences or privileges thereunder shall be transferable, in whole or in part, without the consent of the Company.

10. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

2

11. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation and any other remedies as shall be available to the holder of Preferred Shares, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to a Holder that is reasonably requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designation.

12. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all of the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders.

13. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

14. Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action and the reason therefor.

15. Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate and provide notice to the Holders thereof), a register for the Preferred Shares, in which the Company shall record the name, address and facsimile number of the Persons in whose name the Preferred Shares have been issued, as well as the name, address, facsimile number and tax identification number of each transferee. The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

16. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the DGCL, the Certificate of Incorporation, this Certificate of Designation or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

3

(b) Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

17. Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a) “Common Stock” means (i) the Company’s shares of common stock, par value $0.001 per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(b) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding-up of the Company or such subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its subsidiaries, taken as a whole.

(c) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(d) “Stated Value” shall mean $120 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(e) “Unpaid Dividend Amount” means, as of the applicable date of determination, with respect to each Preferred Share, all accrued and unpaid Dividends on such Preferred Share.

18. Miscellaneous.

(a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(b) No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Company and the holders of at least a majority of the outstanding Preferred Shares (the “Required Holders”). Any of the rights of the Holders set forth herein may be waived by the affirmative vote or by written consent of the Required Holders, except that each Holder may waive its own rights as provided in this Certificate of Designation. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

* * * * *

4

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of 12% Series B Preferred Stock of MGT Capital Investments, Inc. to be signed by its Chief Executive Officer on this 11th day of January, 2019.

MGT CAPITAL INVESTMENTS, INC.

By:	/s/ H. Robert Holmes
Name:	H. Robert Holmes
Title:	Interim Chief Executive Officer

5